SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

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Date of Report: March 1, 2011

NeoMedia Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21743	36-3680347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Concourse Parkway, Suite 500, Atlanta, GA	30328
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(678) 638-0460

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective March 1, 2011 (the “Effective Date”), the Board of Directors (the “Board”) of NeoMedia Technologies, Inc., a Delaware corporation (the “Company”), appointed Ms. Sarah Fay to serve as a member of the Board until the next annual meeting of the Company’s stockholders or until her successor is duly elected, qualified and seated. In addition to serving as a member of the Board, Ms. Fay will also serve as a member of the Audit, Compensation and Stock Option Committees of the Board.

Ms. Fay has served in several capacities, including Chief Executive Officer of Aegis Media North America, until May 11, 2009, and prior to that led Aegis’ brands Carat Interactive and Isobar. Ms. Fay currently serves as Chairman of the Board of Governors of DMG Group, a privately held event management organization serving the digital marketing industry, as well as a board member for five (5) privately held businesses, and as an advisory board member for three (3) privately held businesses, all providing services in the mobile/digital marketing, advertising and technology industries.

In addition to the standard compensation and benefits offered to non-executive Board members, including, without limitation, a retainer amount equal to $30,000 per annum plus $4,000 per quarterly and annual meeting attended, the Company granted to Ms. Fay, under the Company’s 2003 Stock Option Plan, options to purchase one hundred thousand (100,000) shares of the Company’s common stock at the fair market value price of the Company’s common stock at the date of grant. The options granted shall vest on a pro-rata monthly basis over an eighteen month period.

Also on March 1, 2011, the Board accepted notification of the retirement of James J. Keil as a member of the Board, such retirement becoming effective on June 30, 2011.

The Company issued a press release announcing the appointment of Ms. Fay and the pending retirement of Mr. Keil, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits:

EXHIBIT	DESCRIPTION	LOCATION
Exhibit 99.1	Press Release	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 2, 2010	NEOMEDIA TECHNOLGIES, INC.

	By:	/s/ Michael W. Zima
Name: Michael W. Zima
Its: Chief Financial Officer